PRESS RELEASE



TODAY'S DATE:  October 19, 1999

RELEASE DATE:  Immediate


                                 (Nasdaq: PNTE)
                      POINTE FINANCIAL CORPORATION REPORTS
                         CONTINUATION OF STOCK BUY-BACK
                                       AND
                       DIVIDEND FOR THIRD QUARTER OF 1999

Today, Pointe Financial Corporation announced that its Board of Directors, at their October meeting, authorized the repurchase of up to an additional $1,000,000 of the Company's stock.

Shares may be purchased from time to time on the open market at prevailing prices, subject to market conditions. From May 12, 1999 through September, the Company purchased 188,400 shares of its common stock for an aggregate price of $1,999,250. Pointe currently has 2,122,193 shares of common stock outstanding.

"The board's action reflects its confidence in the Company's long term prospects and a continued belief that our stock represents an attractive investment opportunity," said R. Carl Palmer, Jr.

At its October meeting, the Board also declared a quarterly dividend payment of five cents ($.05) per share of Pointe Financial Corporation Common Stock. The dividend will be paid on December 1, 1999, to shareholders of record as of November 15, 1999.

Pointe Financial Corporation is a Bank Holding Company which owns Pointe Bank, a community bank, which operates five branch offices located in Palm Beach, Broward and Miami Dade counties.

CONTACT: R. Carl Palmer, Jr., President and Chief Executive Officer, or Bradley
R. Meredith, Chief Financial Officer, of Pointe Financial Corporation, phone:
(561)368-6300